Exhibit 99.1
PRESS RELEASE
First Half 2019 Results
Accelerated uptake of our fixed-mobile converged "WIGO" and "YUGO" bundles in Q2 (+38,700) to 467,800 subscribers at June 30, 2019, being our best result since Q3 2017.
Continued improvement in our operational performance in Q2, driven by our revamped offers and the completed SFR customer migration in Brussels at the end of Q1 2019.
Lower accrued capital expenditures (excluding the recognition of football broadcasting rights) drove a robust 16% increase in Operating Free Cash Flow(4) to €398.3 million.

►The enclosed information constitutes regulated information as defined in the Royal Decree of 14 November 2007 regarding the duties of issuers of financial instruments which have been admitted for trading on a regulated market.

Brussels, August 1, 2019 – Telenet Group Holding NV (“Telenet” or the “Company”) (Euronext Brussels: TNET) announces its unaudited consolidated results under International Financial Reporting Standards as adopted by the European Union (“EU IFRS”) for the six months ended June 30, 2019.

HIGHLIGHTS

■
Improved operational performance in Q2 2019, including (i) a robust net uptake of our fixed-mobile converged ("FMC") bundles, (ii) solid net broadband internet subscriber growth and (iii) an accelerated net mobile postpaid subscriber trend, driven by our revamped product portfolio and attractive fixed-term promotions.

■
Accelerated net mobile postpaid subscriber growth in Q2 2019 (+53,900) driven by (i) the aforementioned product enhancements, (ii) attractive fixed-term promotions, (iii) the accelerated growth of our FMC subscriber base and (iv) an improved churn trend in our BASE standalone mobile business.

■
H1 2019 revenue of €1,261.6 million, +1% yoy and reflecting an incremental five-month contribution from Nextel and a one-month contribution from De Vijver Media, following regulatory approval end-May 2019. On a rebased(1) basis, our top line showed a 1% decrease as higher cable subscription revenue was more than offset by (i) lower wholesale revenue from the loss of the MEDIALAAN MVNO contract, (ii) lower usage-related revenue and (iii) lower non-coax B2B revenue given seasonality in our security and ICT integrator businesses. Q2 2019 revenue of €635.6 million, +1% yoy on a reported basis and just over -1% yoy on a rebased basis.

■
Net profit of €56.0 million for H1 2019 (Q2 2019: €42.0 million), driven by the net effect of higher Adjusted EBITDA(2), as referred to below, and a €78.7 million non-cash loss on our interest rate derivatives.

■
Adjusted EBITDA of €664.8 million for H1 2019, +3% yoy on a reported basis, including the Nextel and De Vijver Media acquisition impacts and the application of IFRS 16 as of January 1, 2019. On a rebased basis, our Adjusted EBITDA for H1 2019 modestly contracted by 1% yoy, reflecting the loss of the MEDIALAAN MVNO contract and certain regulatory headwinds. Q2 2019 Adjusted EBITDA amounted to €345.3 million, representing a nearly 2% decrease yoy on a rebased basis and reflecting the aforementioned wholesale contract loss. On a rebased basis, we succeeded in maintaining our underlying Adjusted EBITDA margin at 52.7% in H1 2019, driven by continued cost control.

■
Accrued capital expenditures(3) of €307.8 million for H1 2019, +2% yoy as Q1 2019 reflected the recognition of the UK Premier League broadcasting rights for the upcoming three seasons. Excluding this impact, accrued capital expenditures fell 12% yoy to 21.1% of revenue in the period.

■
Net cash from operating activities, net cash used in investing activities and net cash used in financing activities of €499.2 million, €206.6 million and €241.3 million, respectively, for H1 2019. Adjusted Free Cash Flow(5) of €206.7 million for H1 2019, -23% yoy, reflecting a €66.8 million lower contribution from our vendor financing program as compared to H1 2018 and higher cash tax and semi-annual cash interest payments. Robust Adjusted Free Cash Flow of €187.1 million in Q2 2019.

■
Having delivered a solid financial performance in H1 2019, we reconfirm our FY 2019 outlook as presented mid-February, which includes a softer rebased revenue and Adjusted EBITDA trend in H2 following the loss of the MEDIALAAN MVNO contract.

■	Committed to deliver a 6.5-8.0% rebased Operating Free Cash Flow CAGR(a) over the 2018- 2021 period, with top line and Adjusted EBITDA declines in 2019 resulting from certain challenges and headwinds.

(a) A reconciliation of our Operating Free Cash Flow CAGR for 2018-2021 to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.

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As of and for the six months ended June 30,	2019	2018	Change %

FINANCIAL HIGHLIGHTS (€ in millions, except per share amounts)

Revenue	1,261.6	1,250.5	1%
Operating profit	324.6	290.2	12%
Net profit	56.0	108.4	(48)%
Net profit margin	4.4%	8.7%

Basic earnings per share	0.51	0.95	(46)%
Diluted earnings per share	0.51	0.95	(46)%

Adjusted EBITDA (2)	664.8	645.1	3%
Adjusted EBITDA margin %	52.7%	51.6%

Accrued capital expenditures (excluding the recognition of football broadcasting rights and mobile spectrum licenses) (3)	266.5	301.7	(12)%
Accrued capital expenditures as % of revenue (excluding the recognition of football broadcasting rights and mobile spectrum licenses)	21.1%	24.1%

Operating Free Cash Flow (4)	398.3	343.4	16%

Net cash from operating activities	499.2	519.1	(4)%
Net cash used in investing activities	(206.6)	(265.8)	(22)%
Net cash used in financing activities	(241.3)	(165.9)	45%
Adjusted Free Cash Flow (5)	206.7	268.3	(23)%

OPERATIONAL HIGHLIGHTS (Total Services)

Video	1,902,200	2,003,200	(5)%
Basic video (6)	183,700	220,200	(17)%
Enhanced video (7)	1,718,500	1,783,000	(4)%
Broadband internet (8)	1,661,100	1,679,400	(1)%
Fixed-line telephony (9)	1,234,800	1,295,500	(5)%
Mobile telephony (10)	2,748,300	2,724,900	1%
Postpaid	2,282,000	2,223,900	3%
Prepaid	466,300	501,000	(7)%

Triple-play customers	1,128,600	1,178,600	(4)%
Services per customer relationship (11)	2.29	2.31	(1)%
ARPU per customer relationship (€ / month) (11) (12)	57.2	55.0	4%

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Commenting on the results, John Porter, Telenet’s Chief Executive Officer, stated:

"I am very pleased with what we accomplished during the first half of 2019, both operationally and also related to our key financial metrics. Telenet is well on track to deliver on its 2019 guidance as well as its medium-term ambitions as presented during last year's Capital Markets Day.
We managed to fully absorb the remaining impact of the SFR customer migration and we returned back to growth illustrated by a net gain of 3,000 broadband subscribers in the second quarter. We saw a similar improved trend in digital TV (enhanced video) where the net subscriber loss was almost half compared to the first quarter of this year, despite a continued intense competitive environment. Offering the best fixed-mobile fully converged products remains the core of our strategy and our outstanding performance in that area clearly reflects this is the right course to follow: we recorded 38,700 fixed-mobile converged net adds in the quarter, our best quarterly performance in almost two years (Q3 2017). On top of that, we added a robust 53,900 net mobile postpaid subscribers in Q2 2019, up 60% compared to the first quarter of this year and mainly the result of the continued traction of our converged offers and an improved trend for our BASE mobile standalone business. The launch of our set-top box less "YUGO" offer, the extension and upgrade of our "WIGO" portfolio and the inclusion of more data in both Telenet and BASE mobile standalone products clearly paid off.
Telenet Business continues to be one of our future growth drivers and I'm pleased with the sound performance of our flagships B2B bundles, whereas our other security and ICT integrator businesses showed some seasonally weaker growth in the quarter. We managed to gain several new large customers in the business segment, thanks to the integration of Nextel and the inclusion of ICT services in our B2B solutions portfolio. We also gained more sales traction in both the SOHO and SME segment, also in particular in the Brussels region thanks to the acquisition of SFR and stepped up commercial initiatives.
We launched our new high-tech set-top box platform at the end of April and are gradually rolling it out across our customer base. Our latest box includes new features such as voice remote control, cloud storage of recorded programs and integration of Netflix and YouTube and I am particularly thrilled with the excellent customer feedback we received so far. Another milestone in the quarter was the regulatory approval for the acquisition of the remaining 50% stake in the local media company De Vijver Media. This acquisition further underpins our connected entertainment strategy and will enable us to respond better and faster to innovations in the field of viewing experience or advertising.
Offering the best fixed and mobile experience remains key to us and we continue investing in the upgrade of our networks. We upgraded approximately 96% of nodes in our HFC network and thus almost completed our €0.5 billion “Grote Netwerf” program and deployed 466 new antenna sites in our 4G+ network. We took note of the intention of our direct competitors Proximus and Orange Belgium to sign an agreement by the end of the year to share their mobile networks. At this stage, we do not have any insights in the details of this proposed agreement, but we would like to be included and discuss the possibility to join the initiative.
In early July, the national telecoms regulator BIPT and the local media regulators published their draft decision, proposing new monthly wholesale rates for access to the cable operators' networks. We are very disappointed with the current outcome as it doesn’t reflect our input and comments made. External analyst reports have demonstrated that Telenet has the highest capex to sales ratio compared to its main European peers, underpinning all the investments done to build a future-proof next generation HFC network. However, the proposed pricing for wholesale cable access is not mirroring these efforts at all and does not encourage an investment-friendly environment for the future. We will therefore challenge this proposal during the consultation period."

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Commenting on the results, Erik Van den Enden, Telenet’s Chief Financial Officer, stated:

"With 2019 being a transition year, I am pleased to see that Telenet delivered a solid H1 financial performance, fueled by improved commercial momentum across all of our product categories. We achieved revenue of €1,262 million for the first six months of the year, up 1% compared to the same period of last year, and mainly impacted by inorganic movements such as a full six-month contribution from Nextel (as opposed to a one-month contribution in H1 last year) and a one-month contribution from De Vijver Media, which has been fully consolidated in our accounts as of June 3, 2019. On a rebased basis, our top line decreased modestly by 1% as higher cable subscription revenue, including a higher proportion of subscription revenue generated by business customers on our "FLUO" and "WIGO Business" bundles, was more than offset by (i) lower wholesale revenue from the loss of the MEDIALAAN MVNO contract, (ii) lower usage-related revenue and (iii) lower non-coax B2B revenue given seasonality in our security and ICT integrator businesses. Relative to Q1 2019, the trend in our rebased revenue worsened as anticipated due to the loss of the MEDIALAAN MVNO contract, which started to adversely impact our business as of April, resulting in revenue of €636 million in the quarter.
On a reported basis, our Adjusted EBITDA over the first half of 2019 increased 3% yoy to €665 million, including the Nextel and De Vijver Media acquisition impacts and the application of the new IFRS 16 lease accounting standard as of January 1, 2019. The latter had a favorable impact of €20 million on our Adjusted EBITDA over the first half of 2019. On a rebased basis, excluding the aforementioned inorganic effects and the impact of IFRS 16, our Adjusted EBITDA modestly contracted yoy by 1%, reflecting the loss of the MEDIALAAN MVNO contract and certain regulatory headwinds. In Q2 2019, we delivered Adjusted EBITDA of €345 million, representing a nearly 2% decrease yoy on a rebased basis and reflecting the aforementioned wholesale contract loss. On a rebased basis, we succeeded in maintaining our underlying Adjusted EBITDA margin in H1 at 52.7%, driven by continued tight cost control.
We succeeded in substantially reducing our investment intensity as compared to last year. Our accrued capital expenditures reached €308 million in H1 2019 and reflected the recognition of the UK Premier League broadcasting rights, which we successfully renewed for another three seasons in the first quarter. Excluding this impact, our accrued capital expenditures decreased 12% yoy, equivalent to 21% of revenue in the period. The substantial decline in our accrued capital expenditures (excluding the recognition of the above-mentioned football broadcasting rights) drove a 16% yoy increase in our Operating Free Cash Flow to €398 million, of which €210 million in Q2 2019.
Our Adjusted Free Cash Flow reached €207 million over the first six months of 2019, representing a 23% decrease versus the prior year period, which included a significantly higher contribution from our vendor financing program versus H1 this year. Excluding this impact in both periods, our Adjusted Free Cash Flow was actually up 3% year-on-year despite substantially higher cash taxes paid and higher cash interest expenses versus the same period of last year. In Q2 2019, our Adjusted Free Cash Flow was €187 million, representing a robust increase versus the preceding quarter and up 1% yoy. Our Adjusted Free Cash Flow in the quarter did not include any contribution from our vendor financing program versus a nearly €31 million benefit in Q2 of last year.
Having delivered a solid financial performance in H1 2019, we reconfirm our FY 2019 outlook as presented mid-February. Relative to the first half of the year, we do anticipate a softer rebased revenue and Adjusted EBITDA trend in H2 following the loss of the MEDIALAAN contract, amongst other factors, as reflected in our financial guidance for the year. This should put us in a strong position to deliver on our medium-term financial objectives as detailed during last year's Capital Markets Day.
We successfully executed the remainder of our €300 million Share Repurchase Program 2018bis in June, having repurchased approximately 6.8 million shares since June 2018 and out of which approximately 1.9 million have been canceled in the meantime. Despite the share repurchases, the cash-paid acquisition of De Vijver Media and the associated third-party debt redemption, our net total leverage improved from 4.4x at March 31, 2019 to 4.3x at June 30, 2019, thanks to the strong cash flow generation of our underlying business. We intend to pay a first intermediate dividend in Q4 this year, contingent upon us being able to return towards the 4.0x mid-point by that time. In this respect, the board of directors will assess the Company's financial performance at the end of October, in conjunction with the release of our Q3 2019 results."

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1    Operational highlights

IMPORTANT REPORTING CHANGES:

Representation of mobile postpaid telephony subscribers: We have represented the March 31, 2018, June 30, 2018, September 30, 2018 and December 31, 2018 mobile postpaid subscriber base following the removal of inactive "pay as you go subscribers". These subscribers do not pay a monthly subscription fee and are only being billed on their effective usage. As a result of the inactive status of certain SIM cards, we reduced both our mobile postpaid subscriber base and total mobile subscribers by 49,400, 58,800, 52,700 and 47,100, respectively for the periods mentioned above. This adjustment did not impact our mobile telephony revenue.
Representation of mobile telephony small and medium-sized ("SME") customers: As of April 1, 2018, mobile telephony SME subscribers are considered to be business customers and are no longer included in our mobile telephony subscriber count. For comparable reasons, we have restated our March 31, 2018 mobile telephony subscriber base by removing 127,300 mobile telephony SME subscribers.
Representation of cable RGUs: We have represented the March 31, 2018 and the June 30, 2018 RGUs for our video, enhanced video, broadband internet and fixed-line telephony services to correctly reflect the migrations of former SFR Belux subscribers to our Telenet-branded products and services. For comparable reasons, we have restated our Q1 2018 and Q2 2018 subscriber count.

1.1    Multiple-play

OVERVIEW & MULTIPLE-PLAY
Relative to the last three reported quarters, the commercial dynamics for both our advanced fixed cable services of enhanced video, broadband internet and fixed-line telephony as well as our mobile telephony business greatly improved as we substantially completed the migration of the former SFR Belux customer base in Brussels at the end of the previous quarter. In addition, we have started to reap the benefits of our improved product line-up, which we strengthened since the end of last year under both the Telenet and the BASE brand for both our standalone and bundled offers.

At June 30, 2019, we served 2,091,600 unique customer relationships, which represented approximately 62% of the 3,366,100 homes passed by our leading HFC network across our Flemish and Brussels footprint. At June 30, 2019, we provided 4,798,100 fixed services ("RGUs") consisting of 1,902,200 video, 1,661,100 broadband internet and 1,234,800 fixed-line telephony subscriptions. In addition, just over 90% o f our video subscribers had upgraded to our higher ARPU enhanced video platform at June 30, 2019. Enhanced video subscribers enjoy an enriched TV experience with unrestricted access to a wider range of digital, HD and pay television sports, series and movies channels, a vast library of domestic and international video-on-demand ("VOD") content and our over-the-top ("OTT") platform "Yelo Play". At June 30, 2019, we also served 2,748,300 mobile subscribers, of which approximately 83% is subscribed to any of our attractive mobile or fixed mobile converged ("FMC") rate plans. We reached a bundling rate of 2.29 fixed RGUs per unique customer relationship at the end of Q2 2019, which was broadly stable compared to the prior year period. Approximately 29% of our cable customers subscribed to a quadruple-play bundle at June 30, 2019 (excluding mobile subscriptions under the BASE brand), an increase of 2 percentage points compared to the same period of last year, indicating continued uptake of our fixed-mobile convergence strategy.

Our fully converged "WIGO" and "WIGO Business" offers have been available to many families and businesses for 2.5 years now and have had regular product enhancements to ensure customers can continue to make the most out of their digital lifestyle. In early December last year, we substantially raised the mobile data limits for all "WIGO" subscriptions. In February 2019, we launched "YUGO", Belgium's first FMC offer without a set-top box, combining high-end fixed and mobile connectivity with access to both basic and premium entertainment through our "Yelo Play" app. In early May 2019, we expanded the "WIGO" product family through the launch of "WIGO S", allowing us to grow in previously untapped customer segments such as smaller families whereas our former "WIGO" line-up was mainly geared at larger families requiring multiple SIMs. At the same time, we are launching "WIGO" bundles without a mobile option: "WIGO home" and "WIGO home S". On top of that, 36-hour Replay TV is now included as standard across the whole "WIGO" portfolio.

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Amidst a competitive market backdrop, net subscriber growth for our FMC bundles accelerated in Q2 2019 as a result of the aforementioned improvements to our "WIGO" line-up. At June 30, 2019, we reached a total of 467,800 FMC customers, resulting in an improved net inflow of 38,700 subscribers in the quarter. This represented our best result since Q3 2017. As such, the penetration of fixed-mobile converged subscribers relative to the total number of customer relationships represented approximately 22% at the Q2 2019 quarter-end as compared to approximately 16% a year ago.

ARPU PER CUSTOMER RELATIONSHIP
The ARPU per customer relationship, which excludes our mobile telephony revenue and certain other types of revenue, is one of our core operating statistics as we seek to obtain a larger share of our customers' telecommunication and entertainment spending. In H1 2019, we achieved an ARPU per customer relationship of €57.2, representing a solid 4% increase relative to H1 2018. In Q2 2019, the ARPU per customer relationship yielded €57.2, representing a similar 4% year-on-year increase. Growth in the ARPU per customer relationship was underpinned by (i) a higher proportion of multiple-play subscribers in our overall customer mix, (ii) a larger share of higher-tier broadband subscribers in our mix and (iii) the benefit from the July 2018 price adjustment, which was partially offset by a higher proportion of bundle discounts (including fixed-term promotions) and lower out-of-bundle usage-related revenue.

1.2    Broadband internet

At June 30, 2019, we served 1,661,100 broadband internet subscribers, representing a modest 1% decrease from June 30, 2018 and reflecting the aforementioned impact of the SFR Belux customer migration in Brussels, which skewed the underlying dynamics of our broadband internet business for the last three reported quarters. Relative to Q1 2019, our commercial performance substantially improved, underpinned by robust growth in our FMC subscriber base and continued traction in the business market. As such, we managed to attract 3,000 net new broadband internet subscribers in the quarter, representing our best quarterly result since Q4 2017. Having substantially completed the SFR Belux customer migration at the end of Q1 2019, annualized churn improved 430 basis points during the quarter to reach 8.3% in Q2 2019 and was also lower versus the 8.9% in Q2 2018. Our brand-wide "Go With The Good Flow" campaign, which we launched during the summer of 2018, has been very successful with over 452,000 WiFi boosters distributed at the end of Q2 2019. This already represents almost a third of our total broadband internet subscriber base in one year.

1.3    Fixed-line telephony

At June 30, 2019, we served 1,234,800 fixed-line telephony subscribers, representing a 5% decrease compared to the same period of last year. Relative to Q1 2019, our fixed-line telephony subscriber base contracted by 8,400 net RGUs, reflecting an overall declining market trend although the underlying loss rate improved relative to previous quarters as we substantially completed the SFR Belux customer migration at the end of Q1 2019. Similar to broadband internet, annualized churn for our fixed-line telephony service greatly improved with 440 basis points in Q2 2019 to 10.4% and was therefore back around last year's Q2 level.

1.4    Mobile telephony

Our mobile subscriber base, which excludes subscribers under our commercial wholesale partnerships and our SME customers, totaled 2,748,300 SIMs at the end of Q2 2019, including 2,282,000 postpaid subscribers. The remaining 466,300 mobile subscribers are prepaid subscribers under the BASE brand. In early 2019, we revamped our mobile standalone offers, increasing data specs for both new and existing customers and introducing unlimited mobile data plans under the Telenet and BASE brand. Relative to the preceding quarters, net postpaid subscriber growth accelerated to 53,900 SIMs in Q2 2019, driven by (i) the aforementioned product enhancements, (ii) attractive fixed-term promotions, (iii) the accelerated growth of our FMC subscriber base and (iv) an improved churn trend in our BASE standalone mobile business.

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1.5    Video

TOTAL VIDEO
At June 30, 2019, our total basic and enhanced video customer base reached 1,902,200. On a sequential basis, we lost 14,600 net video subscribers during Q2 2019. The net loss excludes migrations to our enhanced video service and represents customers churning to competitors’ platforms, such as other digital television, OTT and satellite providers, or customers terminating their video service or having moved out of our service footprint.

ENHANCED VIDEO
At June 30, 2019, 1,718,500 of our video customers had upgraded to our higher ARPU enhanced video services, so they can enjoy a much richer TV experience, including free and unrestricted access to our “Yelo Play” app, through which they can enjoy a unique content experience on multiple connected devices in the home and out-of-home. This includes our latest digital TV platform, including our next-generation cloud-based set-top box with voice recognition capabilities, which we launched at the end of April this year. In Q2 2019, we lost 6,900 net enhanced video subscribers. Compared to the preceding quarters, the net subscriber trend improved as was the case for our other advanced fixed services as mentioned above.

Our subscription VOD packages "Play" and "Play More" reached 427,100 customers in Q2 2019, up 7% compared to the prior year period. The solid growth was driven by our continued investments in promising local content, both through productions with our fully-owned commercial channels "VIER", "VIJF" and "ZES" as well as certain proprietary content. Early June 2019, we acquired the remaining 50% stake in the local media company De Vijver Media NV, strengthening our positioning in the local media ecosystem.

We also provide the broadest sports offering within our footprint through "Play Sports", which combines domestic and foreign football, including the UK Premier League amongst others, with other major sport events including golf, ATP tennis, Formula One racing, volleyball, basketball and hockey. At the end of Q2 2019, we served 227,300 "Play Sports" customers, which remained stable compared to the prior year period.

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2    Financial highlights

IMPORTANT REPORTING CHANGES:

Adoption of IFRS 16 Leases: As of January 1, 2019, the Company has adopted IFRS 16 Leases as mentioned in its 2018 Annual Report (see Section 5.2.20 - Forthcoming requirements). In applying IFRS 16, the Company has recognized new assets and liabilities for leases classified as operating leases, being operating leases of (i) site rentals, (ii) real estate, (iii) cars and (iv) dark fiber. IFRS 16 also changed the nature of expenses related to those leases because the Company recognizes a depreciation charge for right-of-use assets and interest expense on lease liabilities. Previously, the Company recognized operating lease expense on a straight-line basis over the term of the lease, and recognized assets and liabilities only to the extent that there was a timing difference between actual lease payments and the expense recognized. In addition, the Company no longer recognizes provisions for operating leases that are assessed to be onerous. Instead, the Company includes the payments due under such leases in the lease liability and records an impairment of the corresponding right-of-use asset. The application of IFRS 16 had a €20.0 million favorable impact on the Company's Adjusted EBITDA over the first half of 2019 and when applied as of January 1, 2018, the application of IFRS 16 would have boosted the Company's Adjusted EBITDA over the full year 2018 by €42.3 million.

Purchase price allocation for the Nextel acquisition: Our December 31, 2018 statement of financial position has been restated, reflecting the retrospective impact of the purchase price allocation (“PPA”) for the Nextel acquisition, which was not yet available at year-end 2018. The fair value adjustment on the intangible assets (€25.7 million) mainly related to the acquired customer relationships (€16.5 million), trade names (€6.8 million) and technology (€2.4 million). The assessment of the sale-and-lease back and renting model resulted in the derecognition of deferred revenue (€2.7 million) and property and equipment (€7.1 million) which were replaced by a lease receivable (€8.9 million). Together with the deferred tax impact of the above mentioned adjustments (€7.8 million), goodwill was reduced by €22.3 million. The recognition of the fair value of the intangible assets and the adjustment to the sale-and-lease back and accounting policy alignment of Nextel resulted in additional amortization expense (€2.1 million), a decrease in depreciation expense (€1.8 million), a reduction of the revenues (€1.0 million) and an increase of the cost of goods sold (€0.7 million) recognized for the period between the acquisition date (May 31, 2018) and December 31, 2018, for which the consolidated statement of profit or loss and other comprehensive income for the twelve months ended December 31, 2018 was restated.

2.1    Revenue

For the six months ended June 30, 2019, we generated revenue of €1,261.6 million, which was up 1% versus €1,250.5 million in the prior year period. Our H1 2019 revenue included a full six-month contribution from the local ICT integrator Nextel, which we acquired on May 31, 2018, as opposed to a one-month contribution in the prior year period, adding an incremental €23.5 million to our revenue as compared to H1 last year. In addition, our H1 2019 revenue also included a one-month contribution from the local media company De Vijver Media NV, of which we acquired the remaining 50% stake on June 3, 2019 and which has been fully consolidated as of then, contributing €7.9 million to our revenue in H1 2019. Excluding the aforementioned inorganic effects, our rebased H1 2019 revenue modestly declined by 1% as higher cable subscription revenue, including a higher proportion of subscription revenue generated by business customers on our "FLUO" and "WIGO Business" bundles, was more than offset by (i) lower other revenue, reflecting the loss of the MEDIALAAN MVNO contract, which has started to adversely impact our wholesale revenue since early April, (ii) lower mobile telephony revenue, reflecting lower usage-related revenue amidst the continued success of our flat-fee "WIGO" quad-play bundles and improved mobile line-up, including higher mobile data allowances and (iii) lower non-coax B2B revenue given seasonality in our security and ICT integrator businesses.

In Q2 2019, we generated revenue of €635.6 million, representing a modest 1% increase versus €632.1 million in the prior year period. The year-on-year revenue comparison, however, was distorted by the aforementioned inorganic factors. On a rebased basis, when adjusting our prior year period revenue for the inorganic acquisition impact of both Nextel and De Vijver Media, our Q2 2019 revenue declined slightly more than 1%, driven by the same factors as mentioned above. As anticipated, the decline in our rebased revenue worsened in the quarter

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versus Q1 2019 given the aforementioned loss of the MEDIALAAN MVNO contract. This will also affect our revenue in the next three quarters.

VIDEO
Our video revenue represents the monthly fee paid by our video subscribers for the channels they receive in the basic tier and the revenue generated by our enhanced video subscribers which primarily includes (i) recurring set-top box rental fees, (ii) fees for supplemental premium content offerings, including our subscription VOD packages “Play”, “Play More” and “Play Sports” and (iii) transactional and broadcasting-on-demand services. For the six months ended June 30, 2019, our video revenue amounted to €287.9 million (Q2 2019: €143.0 million), representing a 1% decline compared to the same period last year, both on a reported and rebased basis. The modest year-on-year decline was mainly driven by the continued gradual decline in our total video subscriber base and slightly lower revenue from transactional VOD services, which was only partially offset by the benefit from the July 2018 price adjustment and a higher share of premium entertainment customers.

BROADBAND INTERNET
The revenue generated by our residential and small business broadband internet RGUs totaled €323.1 million for H1 2019 (Q2 2019: €161.9 million), representing a 4% increase compared to the same period last year, both on a reported and rebased basis. This was driven by (i) continued traction for our "WIGO" propositions, leading to a larger share of high-tier broadband internet subscribers in our mix, (ii) a robust performance in the small business segment and (iii) the favorable impact from the aforementioned price adjustment, partially offset by customer base impact related to competitive pressure.

FIXED-LINE TELEPHONY
Our fixed-line telephony revenue includes recurring subscription-based revenue from our fixed-line telephony subscribers and variable usage-related revenue, but excludes the interconnection revenue generated by these customers which is reported under other revenue. For the six months ended June 30, 2019, our fixed-line telephony revenue decreased 6% to €109.8 million (Q2 2019: €54.2 million) compared to €117.2 million for the prior year period. The favorable impact from the aforementioned price adjustment was more than offset by (i) a continued gradual decline in our residential fixed-line telephony RGU base amidst a challenging market backdrop and an overall declining market trend and (ii) lower usage-related revenue due to a continued shift to unlimited calling.

MOBILE TELEPHONY
Our mobile telephony revenue represents the subscription-based revenue generated by our direct mobile telephony subscribers and out-of-bundle revenue, but excludes (i) the interconnection revenue generated by these customers, (ii) the revenue earned from handset sales and (iii) revenue recognized under our "Choose Your Device" programs which are all recorded in other revenue. For the six months ended June 30, 2019, we generated mobile telephony revenue of €217.3 million (Q2 2019: €110.1 million), representing a 4% year-on-year decrease on both a reported and rebased basis. Continued solid net postpaid subscriber growth was more than offset by (i) lower out-of-bundle revenue generated by our mobile subscribers in excess of their monthly bundle on the back of our improved "WIGO" quad-play bundles and the shift to unlimited standalone mobile offers on both Telenet and BASE brands, (ii) higher bundle-related discounts following the success of our quad-play "WIGO" propositions and (iii) a continued decline in the number of prepaid subscribers.

BUSINESS SERVICES
The revenue reported under business services relates to (i) the revenue generated on non-coax products, including fiber and leased DSL lines, (ii) mobile telephony revenue generated by our SME customers, (iii) our carrier business and (iv) value-added services such as network hosting and managed data security. Our business services revenue also includes the revenue generated by the local ICT integrator Nextel, which we acquired on May 31, 2018. Revenue generated by our business customers on all coax-related products, such as our flagship bundle "WIGO Business", is allocated to our cable subscription revenue lines and is not captured within Telenet Business, our business services division.

Telenet Business generated revenue of €102.7 million for the six months ended June 30, 2019 (Q2 2019: €50.6 million), up 19% as compared to the prior year period and mainly impacted by the aforementioned contribution from Nextel since the May 31, 2018 acquisition date. On a rebased basis, our H1 2019 B2B revenue showed

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a 2% decline compared the same period of last year. The decline was mainly caused by seasonal trends in our security and ICT integrator businesses.

OTHER
Other revenue primarily includes (i) interconnection revenue from both our fixed-line and mobile telephony customers, (ii) wholesale revenue generated through both our commercial and regulated wholesale businesses, (iii) mobile handset sales, including the revenue earned under our "Choose Your Device" programs, (iv) product activation and installation fees, (v) set-top box sales revenue and (vi) the contribution from De Vijver Media NV, which we fully consolidated as of June 3, 2019. Our other revenue reached €220.8 million for the six months ended June 30, 2019 (Q2 2019: €115.8 million), broadly stable year-on-year on a reported basis as lower interconnection revenue and lower wholesale revenue following the loss of the MEDIALAAN MVNO contract were offset by higher CPE sales and the one-month revenue contribution from De Vijver Media as mentioned above. On a rebased basis, other revenue declined 2% year-on-year, reflecting lower interconnection revenue following a regulatory decrease of fixed termination rates and lower wholesale revenue following the loss of the MEDIALAAN MVNO contract.

2.2    Expenses

For the six months ended 2019, we incurred total expenses of €937.0 million, representing a decrease of 2% compared to the prior year period when we incurred total expenses of €960.3 million. The negative inorganic impact from both the Nextel and De Vijver Media acquisitions on our cost base in H1 2019 was more than offset by lower depreciation and amortization expenses as the vast majority of our fixed and mobile infrastructure improvement programs has now been completed and lower other indirect expenses. Total expenses represented approximately 74% of our revenue for the six months ended June 30, 2019 (H1 2018: approximately 77%). Cost of services provided as a percentage of revenue represented approximately 54% for the six months ended June 30, 2019 (H1 2018: approximately 57%), while selling, general and administrative expenses represented approximately 21% of our total revenue for the six months ended June 30, 2019 (H1 2018: approximately 19%). In Q2 2019, our total expenses were up 2% year-on-year to €461.9 million, mainly reflecting the same inorganic movements as mentioned above.

Our operating expenses, which include our (i) network operating expenses, (ii) direct costs, (iii) staff-related expenses, (iv) sales and marketing expenses, (v) outsourced labor and professional services and (v) other indirect expenses, modestly decreased by 1% year-on-year on a reported basis for the six months ended June 30, 2019. (Q2 2019: -2% year-on-year on a reported basis). On a rebased basis, when adjusting our prior year period expenses for the inorganic acquisition impacts and IFRS 16, we were able to reduce our operating expenses for the six months ended June 30, 2019 by 1% compared to the prior year period. This was predominantly driven by (i) a 6% reduction in our staff-related expenses, which reflected the transfer of our network field services to Unit-T as of Q3 2018, partly offset by higher costs related to outsourced labor and professional services and higher network related expenses, (ii) a 2% decline in our direct costs as higher programming costs at De Vijver Media and higher costs related to the sale of handsets were more than offset by significantly lower interconnection costs and (iii) a 5% decline in our other indirect expenses, reflecting our continued focus on operating leverage and tight cost control. In Q2 2019, operating expenses were down 1% year-on-year on a rebased basis, broadly reflecting the same aforementioned factors.

NETWORK OPERATING EXPENSES
Our network operating expenses reached €101.9 million for the six months ended June 30, 2019 (Q2 2019: €47.6 million) compared to €97.0 million for H1 2018. On a rebased basis, our network operating expenses increased 6% year-on-year. In Q3 2018, we completed the transfer of our network field services to Unit-T, in which we have taken a 30% shareholding. Through this joint venture, we will be able to share in the benefits of the growing market of field services in areas such as new digital technologies and the Internet-of-Things ("IoT"). This transaction results in higher network operating expenses and higher costs related to outsourced labor and professional fees, while at the same time favorably impacting our staff-related expenses as our field engineers and their related costs have been transferred to this new company.

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DIRECT COSTS (PROGRAMMING AND COPYRIGHTS, INTERCONNECT AND OTHER)
Our direct costs include all of our direct expenses such as (i) costs related to interconnection, including our MVNO-related costs, (ii) programming and copyrights and (iii) handset sales and subsidies. For the six months ended June 30, 2019, our direct costs were €255.3 million (Q2 2019: €128.3 million), broadly stable compared to the prior year period on a reported basis despite the aforementioned inorganic impacts. On a rebased basis, our direct costs showed a 2% year-on-year decrease as higher programming costs at De Vijver Media and higher costs related to the sale of handsets were more than offset by significantly lower interconnection costs.

STAFF-RELATED EXPENSES
Staff-related expenses for the six months ended June 30, 2019 increased 2% compared to the prior year period to €128.4 million (Q2 2019: €63.9 million) as a result of the aforementioned inorganic impacts and the negative cost impact of the wage indexation since January this year. On a rebased basis, staff-related expenses decreased 6% in the first half relative to the same period of last year and reflected the aforementioned transfer of our network field services to Unit-T.

SALES AND MARKETING EXPENSES
Relative to H1 last year, our sales and marketing expenses for the six months ended June 30, 2019 remained broadly stable both on a reported and a rebased basis at €44.4 million (Q2 2019: €20.9 million). Our sales and marketing expenses in Q2 2019 decreased 6% year-on-year on a rebased basis, reflecting both phasing in some of our marketing campaigns as well as higher spend in Q1 to support the launch of our new product propositions.

OUTSOURCED LABOR AND PROFESSIONAL SERVICES
Costs related to outsourced labor and professional services were €17.4 million for the six months ended June 30, 2019 (Q2 2019: €8.4 million), representing a 19% increase year-on-year and reflected the aforementioned transfer of our network field services to Unit-T. On a rebased basis, costs related to outsourced labor and professional services increased an equivalent 18% compared to the prior year period.

OTHER INDIRECT EXPENSES
Other indirect expenses reached €49.4 million for the six months ended June 30, 2019 (Q2 2019: €21.2 million), representing a robust 30% decrease compared to the prior year period, which is mainly attributable to the aforementioned application of IFRS 16. On a rebased basis, other indirect expenses decreased 5% year-on-year, reflecting our continued focus on operating leverage and tight cost control.

DEPRECIATION, AMORTIZATION AND RESTRUCTURING, INCL. IMPAIRMENT OF LONG-LIVED ASSETS AND LOSS (GAIN) ON DISPOSAL OF SUBSIDIARIES
Depreciation and amortization, including impairment of long-lived assets, loss (gain) on disposal of subsidiaries and restructuring charges, reached €332.7 million for the six months ended June 30, 2019 compared to €350.9 million for the prior year period. Relative to the prior year period, despite the impact of the application of IFRS 16, we incurred lower depreciation and amortization expenses as the vast majority of our both our fixed and mobile infrastructure improvement programs has now been completed.

2.3    Net result

FINANCE INCOME AND EXPENSES
For the six months ended June 30, 2019, net finance expense totaled €230.7 million compared to €149.0 million in the prior year period. Finance income for the six months ended June 30, 2019 amounted to €0.5 million as compared to €56.1 million for the same period of last year, which included a €55.9 million non-cash gain on our derivatives. Our net interest expense, foreign exchange loss and other finance expense decreased 16% from €180.5 million in H1 2018 to €152.5 million in H1 2019 due to a significantly smaller non-cash foreign exchange loss on our outstanding USD-denominated debt as compared to last year, which more than offset a 19% year-on-year increase in our accrued interest expenses following a higher debt balance in connection with the October 2018 extraordinary dividend payment.

In Q2 2019, we incurred €115.7 million of net finance expenses, representing a 49% year-on-year increase. Net finance expenses in Q2 2019 reflected a €35.2 million non-cash foreign exchange gain on our USD-denominated

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debt (versus a €66.7 million non-cash loss in Q2 2018) and a €82.5 million non-cash loss on our derivatives (versus a €114.1 million gain in the same period of last year).

INCOME TAXES
We recorded income tax expense of €36.6 million in H1 2019 (Q2 2019: €15.7 million) compared to €32.2 million in H1 last year.

NET PROFIT
We realized a net profit of €56.0 million in H1 2019 compared to a net profit of €108.4 million in the prior year period. The 48% decrease in our net profit was primarily driven by higher net finance expenses in the period, offsetting a robust 12% year-on-year increase in our operating profit. For the six months ended June 30, 2019, we achieved a net profit margin of 4.4% compared to a net profit margin of 8.7% for the same period of last year. In Q2 2019, we earned a net profit of €42.0 million, representing a 47% decrease year-on-year and broadly reflecting the same drivers as mentioned above. Our net profit margin in Q2 2019 was 6.6% compared to a net profit margin of 12.5% in Q2 last year.

2.4    Adjusted EBITDA

For the six months ended June 30, 2019, we realized Adjusted EBITDA of €664.8 million, up 3% compared to the prior year period when we achieved Adjusted EBITDA of €645.1 million. Our H1 2019 Adjusted EBITDA reflected the application of IFRS 16 as of January 2019, favorably impacting our Adjusted EBITDA in the period by €20.0 million versus H1 last year. In addition, our Adjusted EBITDA in H1 2019 reflected the aforementioned inorganic impact of both the Nextel and De Vijver Media acquisitions with the latter contributing €1.9 million to our Adjusted EBITDA in the first half. Our Adjusted EBITDA margin improved 110 basis points to 52.7% for H1 2019 compared to 51.6% for H1 2018 on a reported basis.

On a rebased basis, our Adjusted EBITDA for H1 2019 declined a modest 1% compared to the same period of last year, reflecting the loss of the MEDIALAAN MVNO contract and certain regulatory headwinds. On a rebased basis, we succeeded in keeping our underlying Adjusted EBITDA margin stable in the first half, driven by continued tight cost control.

In Q2 2019, we delivered Adjusted EBITDA of €345.3 million, up 2% compared to the prior year period when we produced Adjusted EBITDA of €337.3 million. Our Q2 2019 Adjusted EBITDA reflected the aforementioned application of IFRS 16 as of January 2019 and the aforementioned inorganic movements. Our Adjusted EBITDA margin improved to 54.3% in Q2 2019, up 90 basis points compared to 53.4% in Q2 2018 on a reported basis. On a rebased basis, our Adjusted EBITDA contracted nearly 2% in Q2 2019 as compared to the same period of last year. Relative to Q1 2019, we have started to face an adverse trend in our rebased Adjusted EBITDA due to the loss of the MEDIALAAN MVNO contract.

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Exhibit 1: Reconciliation between total profit for the period and Adjusted EBITDA (unaudited)

(€ in millions)	For the three months ended			For the six months ended
	June 30,			June 30,
	2019	2018	Change %	2019	2018	Change %

Profit for the period	42.0	78.7	(47)%	56.0	108.4	(48%)

Income tax expense	15.7	23.7	(34)%	36.6	32.2	14%
Share of the result of equity accounted investees	0.3	(0.1)	N.M.	1.4	0.6	133%
Loss (gain) on disposal of assets to joint venture	—	—	—%	(0.1)	—	—%
Net finance expense	115.7	77.5	49%	230.7	149.0	55%
Depreciation, amortization, impairment and loss (gain) on disposal of subsidiaries	166.3	157.4	6%	331.6	345.5	(4)%

EBITDA	340.0	337.2	1%	656.2	635.7	3%

Share based compensation	4.4	(1.7)	N.M.	6.9	1.5	360%
Operating charges related to acquisitions or divestitures	0.2	1.5	(87)%	0.6	2.5	(76)%
Restructuring charges	0.7	0.3	133%	1.1	5.4	(80)%

Adjusted EBITDA	345.3	337.3	2%	664.8	645.1	3%
Adjusted EBITDA margin	54.3%	53.4%		52.7%	51.6%
Net profit margin	6.6%	12.5%		4.4%	8.7%

2.5    Capital expenditures

Accrued capital expenditures for the six months ended June 30, 2019 reached €307.8 million, representing a 2% increase versus the prior year period, and included the recognition of the UK Premier League broadcasting rights for a period of three seasons. Under EU IFRS, these football broadcasting rights have been capitalized as an intangible asset and will be amortized as the seasons progress. Including the recognition of the aforementioned football broadcasting rights, our accrued capital expenditures represented approximately 24% of revenue in H1 2019, which was unchanged from the same period of last year.

Excluding the recognition of the football broadcasting rights in H1 2019, our accrued capital expenditures decreased 12% year-on-year to approximately 21% of revenue, driven by substantially lower network-related investments given the strong progress we have made to date in boosting the capabilities of both our fixed and mobile infrastructures. At June 30, 2019, we had modernized substantially all of our macro sites, had deployed 466 new sites and had upgraded around 96% of our HFC nodes within our footprint. As such, we succeeded in substantially completing the mobile network modernization and expect to be able to complete our "Grote Netwerf" project mid-2019.

Capital expenditures related to customer premises equipment, which includes our spending on set-top boxes, modems and WiFi powerlines, amongst others, represented €59.0 million in H1 2019 (Q2 2019: €24.9 million). The 18% increase compared to the prior year period was mainly driven by our successful in-home connectivity campaigns focused on improving the indoor wireless experience for our customers and which includes the rental of WiFi powerline boosters. At the same time, we have started the roll-out of our next-generation cloud-based set-top boxes, which further puts us in the forefront of innovation and providing a top-notch entertainment experience to customers. In H1 2019, capital expenditures related to customer premises equipment represented approximately 22% of our total accrued capital expenditures (excluding the recognition of the football broadcasting rights).

Accrued capital expenditures for network growth and upgrades amounted to €54.3 million in H1 2019 (Q2 2019: €25.8 million), marking a 49% decrease compared to the prior year period and predominantly reflecting the aforementioned progress in terms of network improvements. For the six months ended June 30, 2019, network-related capital expenditures represented approximately 20% of total accrued capital expenditures (excluding the recognition of the football broadcasting rights).

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Capital expenditures for product and services, which reflects our investments in product development and the upgrade of our IT platforms and systems, amongst others, totaled €58.2 million in H1 2019 (Q2 2019: €32.5 million). This represents a modest 1% year-on-year increase, reflecting the progress made on our IT upgrade program. Capital expenditures for product and services represented approximately 22% of total accrued capital expenditures (excluding the recognition of the football broadcasting rights) for the six months ended June 30, 2019.

The remainder of our accrued capital expenditures included refurbishments and replacements of network equipment, sports and programming acquisition costs, and certain recurring investments in our IT platform and systems. These reached €136.3 million for the six months ended June 30, 2019 (Q2 2019: €51.9 million), including the aforementioned recognition of the UK Premier League broadcasting rights and the inorganic impact from De Vijver Media acquisition.

The above implies that approximately 64% of our accrued capital expenditures (excluding the recognition of the football broadcasting rights) in H1 2019 were scalable and subscriber growth related. We will continue to closely monitor our capital expenditures in order to make sure that they drive incremental returns.

Our accrued capital expenditures were €135.1 million in Q2 2019, representing a 7% decrease compared the prior year period and broadly reflecting the same drivers as mentioned above. On a relative basis, our accrued capital expenditures reached approximately 21% of revenue in Q2 2019 versus approximately 23% in Q2 last year.

Exhibit 2: Reconciliation between accrued capital expenditures and cash capital expenditures (unaudited)

(€ in millions)	For the three months ended			For the six months ended
	June 30,			June 30,
	2019	2018	Change %	2019	2018	Change %

Total property and equipment additions	135.1	145.1	(7)%	307.8	301.7	2%

Assets acquired under capital-related vendor financing arrangements	(39.7)	(63.8)	(38)%	(107.8)	(145.8)	(26)%
Assets acquired under finance leases	(18.9)	(0.7)	170%	(38.0)	(12.7)	199%
Changes in current liabilities related to capital expenditures	11.8	29.3	(60%)	28.9	61.7	(53%)

Total capital expenditures, net	88.3	103.6	(15)%	190.9	204.9	(7)%

2.6    Operating Free Cash Flow

For the six months ended June 30, 2019, the sum of our Adjusted EBITDA and accrued capital expenditures, excluding the recognition of football broadcasting rights, yielded an Operating Free Cash Flow of €398.3 million. Compared to H1 2018, our Operating Free Cash Flow improved 16% and was mainly driven by a 12% reduction in our accrued capital expenditures (excluding the recognition of football broadcasting rights) and the aforementioned increase in our Adjusted EBITDA. Our Operating Free Cash Flow in Q2 2019 reached €210.2 million, representing a 9% increase compared to the prior year period.

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Exhibit 3: Reconciliation to Operating Free Cash Flow (unaudited)

(€ in millions)	For the three months ended			For the six months ended
	June 30,			June 30,
	2019	2018	Change %	2019	2018	Change %

Adjusted EBITDA	345.3	337.3	2%	664.8	645.1	3%

Accrued capital expenditures	(135.1)	(145.1)	(7)%	(307.8)	(301.7)	2%
Recognition of football broadcasting rights	—	—	—%	41.3	—	—%
Recognition of mobile spectrum licenses	—	—	—%	—	—	—%
Accrued capital expenditures excluding recognition of football broadcasting rights and mobile spectrum licenses	(135.1)	(145.1)	(7%)	(266.5)	(301.7)	(12%)

Operating Free Cash Flow	210.2	192.2	9%	398.3	343.4	16%

2.7    Cash flow and liquidity

NET CASH FROM OPERATING ACTIVITIES
For the six months ended June 30, 2019, our operations yielded €499.2 million of net cash compared to the €519.1 million we generated during the prior year period. The net cash from our operating activities for H1 2019 included the inorganic impact from the Nextel and De Vijver Media acquisitions and the application of IFRS 16, which is offset through the net cash used in financing activities. Our net operating cash flow decreased 4% year-on-year and included (i) €53.4 million higher cash taxes paid relative to last year, (ii) €38.3 million higher cash interest expenses and cash derivatives due to phasing compared to H1 last year and (iii) the impact of the IFRS 16 application. In Q2 2019, we generated €333.9 million of net cash from operating activities, which was up 2% year-on-year.
NET CASH USED IN INVESTING ACTIVITIES
We used €206.6 million of net cash in investing activities for the six months ended June 30, 2019 as compared to €265.8 million for H1 2018. The net cash used in investing activities in H1 2019 reflected the acquisition of the remaining 50% stake in the local media company De Vijver Media in June 2019, whereas the net cash used in investing activities in H1 2018 reflected the full acquisition of the local ICT integrator Nextel in May 2018. In Q3 2016, we implemented our vendor financing program through which we are able to extend our payment terms for certain suppliers to 360 days at an attractive all-in cost. During H1 2019, we acquired €107.8 million of assets through capital-related vendor financing arrangements (of which €39.7 million in Q2 2019), favorably impacting our net cash used in investing activities for the equivalent amount. This represented a 26% and 38% year-on-year decline for H1 and Q2 2019, respectively. Please refer to Section 2.5 - Capital expenditures for a reconciliation between accrued capital expenditures and cash capital expenditures. In Q2 2019, we used €104.3 million of net cash in investing activities, representing a 37% decrease year-on-year and broadly reflecting the same drivers as mentioned above.
NET CASH USED IN FINANCING ACTIVITIES
For the six months ended June 30, 2019, the net cash used in financing activities was €241.3 million compared to €165.9 million of net cash used in financing activities for H1 2018. The net cash used in financing activities for H1 2019 reflected a net €168.0 million decrease in our loans and borrowings due to the scheduled repayments of our short-term vendor financing commitments. In H1 2019, we also spent €101.1 million on share repurchases as part of our €300.0 million Share Repurchase Program 2018bis, which has been fully completed at the end of June 2019. Under this program, we managed to repurchase approximately 6.8 million own shares, of which approximately 1.9 million have been canceled after the April 2019 Extraordinary Shareholders' Meeting. The remainder of the net cash used in financing activities primarily consisted of finance lease repayments and other financial payments. In Q2 2019, we used €137.1 million of net cash in financing activities as compared to €72.2 million of net cash used in Q2 2018.

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ADJUSTED FREE CASH FLOW
For the six months ended June 30, 2019, we generated Adjusted Free Cash Flow of €206.7 million. This represented a 23% decrease versus the €268.3 million we generated in the same period of last year and which included a significantly higher contribution from our vendor financing program versus H1 this year (€66.8 million). Excluding this impact in both periods, our Adjusted Free Cash Flow was actually up 3% year-on-year despite substantially higher cash taxes paid and higher cash interest expenses versus the same period of last year. In Q2 2019, our Adjusted Free Cash Flow was €187.1 million, up 1% year-on-year despite a €30.6 million lower contribution from our vendor financing program as the program was kept stable in the quarter compared to Q1 2019.
2.8    Debt profile, cash balance and net leverage ratio

DEBT PROFILE
At June 30, 2019, we carried a total debt balance (including accrued interest) of €5,871.4 million, of which €1,957.4 million principal amount is related to the Senior Secured Fixed Rate Notes with maturities ranging from July 2027 through March 2028 and €2,761.7 million principal amount is owed under our 2018 Amended Senior Credit Facility with maturities ranging from August 2026 through December 2027. Our total debt balance at June 30, 2019 also included a principal amount of €399.2 million related to our vendor financing program, substantially all of which is maturing within less than twelve months, and €23.8 million for the outstanding portion of the 2G and 3G mobile spectrum licenses. The remainder primarily represents capital lease obligations associated with the Interkabel Acquisition and operating lease liabilities following the adoption of IFRS 16.
In May 2019, we issued a new short-dated revolving credit facility ("RCF AP") for an aggregate amount of €60.0 million. This facility matures on December 31, 2021, carries a margin of 2.25% over EURIBOR (floored at 0%) and can be used for general corporate purposes of the group. At June 30, 2019, this facility was fully undrawn.
On June 3, 2019, we acquired the remaining 50% stake in the local media company De Vijver Media NV. Immediately after the closing of this transaction, we repaid De Vijver Media's €62.0 million third-party debt and terminated the existing interest rate swaps on its floating-rate debt, resulting in a cash payment of €1.1 million. All transactions were settled through available cash on our balance sheet.
Excluding short-term liabilities related to our vendor financing program, we face no debt maturities prior to August 2026 with a weighted average maturity of 8.0 years at June 30, 2019. In addition, we also had full access to€505.0 million of undrawn commitments under our revolving credit facilities at June 30, 2019 with certain availabilities up to June 2023.

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DEBT OVERVIEW AND PAYMENT SCHEDULES
The table below provides an overview of our debt instruments and payment schedule at June 30, 2019.
Exhibit 4: Debt maturity table as of June 30, 2019

	Total Facility as per	Drawn amount	Undrawn amount	Maturity Date	Interest rate	Interest payments due
	June 30, 2019
	(€ in millions)
2018 Amended Senior Credit Facility
Term Loan AN	1,826.7	1,826.7	—	August 15, 2026	Floating | 6-month LIBOR (0% floor) + 2.25%	Semi-annual (Jan. and July)
Term Loan AO	935.0	935.0	—	December 15, 2027	Floating | 6-month EURIBOR (0% floor) + 2.50%	Semi-annual (Jan. and July)
Revolving Credit Facility (Facility AG)	400.0	—	400.0	June 30, 2023	Floating | 1-month EURIBOR (0% floor) + 2.75%	Monthly
Revolving Credit Facility (Facility AP)	60.0	—	60.0	December 31, 2021	Floating | 1-month EURIBOR (0% floor) + 2.25%	Monthly

Senior Secured Fixed Rate Notes
€530 million Senior Secured Notes due 2027 (Facility AB)	477.0	477.0	—	July 15, 2027	Fixed | 4.875%	Semi-annual (Jan. and July)
€600 million Senior Secured Notes due 2028 (Facility AK)	600.0	600.0	—	March 1, 2028	Fixed | 3.50%	Semi-annual (Jan. and July)
USD 1.0 billion Senior Secured Notes due 2028 (Facility AJ)	880.4	880.4	—	March 1, 2028	Fixed | 5.50%	Semi-annual (Jan. and July)

Other
Revolving Credit Facility	20.0	—	20.0	September 30, 2021	Floating | 1-month EURIBOR (0% floor) + 2.00%	Monthly
Overdraft Facility	25.0	—	25.0	December 31, 2019	Floating | 1-month EURIBOR (0% floor) + 1.60%	Not applicable

Total notional amount	5,224.1	4,719.1	505.0

CASH BALANCE AND AVAILABILITY OF FUNDS
At June 30, 2019, we held €139.5 million of cash and cash equivalents compared to €47.2 million at March 31, 2019 and €88.2 million at December 31, 2018. To minimize the concentration of counterparty risk, our cash equivalents and AAA-rated money market funds are placed with highly rated European and US financial institutions. Relative to March 31, 2019, our cash balance at June 30, 2019 increased substantially driven by robust growth in our Adjusted Free Cash Flow in Q2, which is generally the strongest quarter in our business. This was partially offset by the aforementioned acquisition of the remaining 50% stake in De Vijver Media and the associated voluntary debt repayment. In addition, we also executed the remainder of our €300.0 million Share Repurchase Program 2018bis, having spent €101.1 million in the first half of 2019. Over the full program, we repurchased nearly 6.8 million shares and held just over 5.8 million treasury shares at June 30, 2019, which reflects the cancellation of nearly 1.9 million treasury shares at the end of April 2019 following the approval of the Extraordinary General Shareholders' Meeting. In addition to our available cash balance, we also had access to €505.0 million of available commitments under our 2018 Amended Senior Credit Facility and our other revolving credit facilities at June 30, 2019, subject to compliance with the covenants mentioned below.

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NET LEVERAGE RATIO
At the occasion of the December 2018 Capital Markets Day, we reconfirmed our leverage framework, maintained at 3.5x to 4.5x Net Total Debt to Consolidated Annualized EBITDA ("net total leverage"). In absence of any material acquisitions and/or significant changes in our business or regulatory environment, we intend to stay around the 4.0x mid-point through an attractive and sustainable level of shareholder disbursements. At June 30, 2019, our net total leverage ratio reached 4.3x versus 4.4x at March 31, 2019. The anticipated modest decline in our net total leverage ratio reflected the marked increased in our cash balance at June 30, 2019.
Our net covenant leverage, as calculated under the 2018 Amended Senior Credit Facility and which includes certain unrealized M&A-related cost synergies with regards to the June 2017 SFR Belux acquisition and excludes both lease-related liabilities and vendor financing-related short-term liabilities, remained broadly stable at 3.5x at June 30, 2019 (March 31, 2019, 2018: 3.5x). Our current net covenant leverage ratio is significantly below the springing maintenance covenant of 6.0x and the incurrence test of 4.5x net senior leverage.

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3    Outlook and other information

3.1    Outlook

As announced at the occasion of the December 2018 Capital Markets Day, we aim to deliver sustainable profitable growth over the 2018-2021 period, targeting a healthy Operating Free Cash Flow CAGR(a) of 6.5 to 8.0% over the next three years (excluding the recognition of football broadcasting rights and mobile spectrum licenses, and excluding the impact of IFRS 16 on our accrued capital expenditures).

Having delivered a solid financial performance in H1 2019, we reconfirm our FY 2019 outlook as presented mid-February. Relative to the first half of the year, we do anticipate a softer rebased revenue and Adjusted EBITDA trend in H2 following the loss of the MEDIALAAN contract, amongst other factors, as reflected in our financial guidance for the year. For the full year 2019, we continue to expect a revenue decrease of around 2.5% year-on-year on a rebased basis. Against the backdrop of a declining top line and the achievement of substantially all MVNO-related synergies as part of the BASE acquisition in 2018, we anticipate our Adjusted EBITDA(b) to contract between 1 and 2% year-on-year in 2019 on a rebased basis. Excluding the lower contribution from our MVNO business, both our anticipated revenue and Adjusted EBITDA performance in 2019 would have been broadly stable on a rebased basis.

As mentioned before, 2018 represented the peak in our investment cycle given the continued upgrade of our fixed and mobile infrastructures. Given the substantially lower capital intensity in 2019, we target robust Operating Free Cash Flow(a) growth of 16-18%(c) year-on-year in 2019. For 2019, we anticipate Adjusted Free Cash Flow(d) between €380.0 and €400.0 million. Our 2019 Adjusted Free Cash Flow performance will be impacted by (i) a substantially lower contribution from our vendor financing platform as we aim to stabilize our platform relative to a €93.7 million net positive contribution in 2018, (ii) a negative working capital impact from the reduced capital intensity, (iii) higher cash taxes given our higher pre-tax profitability and (v) higher cash interest expenses relative to 2018 as a result of higher debt balances in connection with last year's extraordinary dividend and as 2018 was impacted by the phasing of our cash interest and derivative payments.

Exhibit 5: Outlook FY 2019

Outlook FY 2019	As presented on February 14, 2019[1]
Revenue decline (rebased)	Around 2.5% (FY 2018 rebased: €2,615.1 million)
Adjusted EBITDA decline(b) (rebased)	Between 1% - 2% (FY 2018 rebased: €1,399.8 million, including IFRS 16 impact)
Operating Free Cash Flow growth (rebased)(a)	Between 16-18%(c) (FY 2018 rebased: €708.7 million)
Adjusted Free Cash Flow(d)	€380.0 - 400.0 million(e)
1 Our rebased FY 2018 revenue, Adjusted EBITDA and Operating Free Cash Flow changed as compared to May 2, 2019 to include a seven-month contribution from De Vijver Media from €2,553.9 million, €1,368.2 million and €712.4 million, respectively.
(a) A reconciliation of our Operating Free Cash Flow CAGR over the 2018-2021 period to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.
(b) A reconciliation of our Adjusted EBITDA guidance for 2019 to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.
(c) Excluding the recognition of football broadcasting rights and mobile spectrum licenses and excluding the impact from IFRS 16 on our accrued capital expenditures.
(d) A reconciliation of our Adjusted Free Cash Flow guidance for 2019 to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.
(e) Assuming certain payments are made on our current 2G and 3G mobile spectrum licenses in Q4 2019 and the tax payment on our 2018 tax return will not occur until early 2020.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2019	20

3.2    Subsequent events

Voluntary repayment of 4.875% Senior Secured Fixed Rate Notes due 2027
In March 2018, we redeemed a first tranche of 10% of our €530.0 million 4.875% Senior Secured Fixed Rate Notes due July 2027, effectively reducing the outstanding principal amount to €477.0 million. In July 2019, we redeemed another 20% of the aforementioned Notes for an aggregate amount of €109.2 million, which includes a €3.2 million make-whole premium reflecting the 103% call premium. As this transaction was partially financed through excess cash on the balance sheet and a temporary draw-down on our revolving credit facilities, the overall redemption presents an attractive pay-back period, while reducing the outstanding principal amount under these 2027 Notes to €371.0 million.

3.3.    Procedures of the independent auditor

The statutory auditor, KPMG Bedrijfsrevisoren - Réviseurs d’Entreprises CVBA, represented by Filip De Bock, has confirmed that their review procedures, which have been substantially completed, have not revealed any significant matters requiring adjustment of the condensed consolidated interim financial information included in this press release as of and for the six months ended June 30, 2019.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2019	21

4    Telenet Group Holding NV – Consolidated interim operating statistics

As of and for the three months ended June 30,	2019	2018	Change %

Total Services - Combined Network

Homes passed (13)	3,366,100	3,333,300	1%

Video
Basic video (6)	183,700	220,200	(17)%
Enhanced video (7)	1,718,500	1,783,000	(4)%
Total video	1,902,200	2,003,200	(5)%

Internet
Residential broadband internet	1,453,900	1,503,000	(3)%
Business broadband internet	207,200	176,400	17%
Total broadband internet (8)	1,661,100	1,679,400	(1)%

Fixed-line telephony
Residential fixed-line telephony	1,104,000	1,184,300	(7)%
Business fixed-line telephony	130,800	111,200	18%
Total fixed-line telephony (9)	1,234,800	1,295,500	(5)%

Total RGUs (14)	4,798,100	4,978,100	(4)%

Churn (15)

Video	8.6%	9.2%
Broadband internet	8.3%	8.9%
Fixed-line telephony	10.4%	10.8%

Customer relationship information

Triple-play customers	1,128,600	1,178,600	(4)%
Total customer relationships (11)	2,091,600	2,159,200	(3)%
Services per customer relationship (11)	2.29	2.31	(1)%
ARPU per customer relationship (in € / month) (11) (12)	57.2	55.2	4%

As of and for the three months ended June 30,	2019	2018	Change %

Mobile statistics

Mobile telephony
Postpaid subscribers	2,282,000	2,223,900	3%
Prepaid subscribers	466,300	501,000	(7)%
Total mobile subscribers (10)	2,748,300	2,724,900	1%

Representation of mobile postpaid telephony subscribers: We have represented the March 31, 2018, June 30, 2018, September 30, 2018 and December 31, 2018 mobile postpaid subscriber base following the removal of inactive "pay as you go subscribers". These subscribers do not pay a monthly subscription fee and are only being billed on their effective usage. As a result of the inactive status of certain SIM cards, we reduced both our mobile postpaid subscriber base and total mobile subscribers by 49,400, 58,800, 52,700 and 47,100 respectively for the periods mentioned above. This adjustment did not impact our mobile telephony revenue.
Representation of mobile telephony small and medium-sized ("SME") customers: As of April 1, 2018, mobile telephony SME subscribers are considered to be business customers and are no longer included in our mobile telephony subscriber count. For comparable reasons, we have restated our March 31, 2018 mobile telephony subscriber base by removing 127,300 mobile telephony SME subscribers.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2019	22

Representation of cable RGUs: We have represented the March 31, 2018 and the June 30, 2018 RGUs for our video, enhanced video, broadband internet and fixed-line telephony services to correctly reflect the migrations of former SFR Belux subscribers to our Telenet-branded products and services. For comparable reasons, we have restated our Q1 2018 and Q2 2018 subscriber count.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2019	23

5	Telenet Group Holding NV – Selected EU IFRS condensed
consolidated interim financial statements

5.1	EU IFRS condensed consolidated interim statement of profit or loss and other comprehensive income (unaudited)

(€ in millions, except shares and per share amounts)	For the three months ended			For the six months ended
	June 30,			June 30,
	2019	2018 - restated	Change %	2019	2018 - restated	Change %
Profit for the period
Revenue

Revenue	635.6	632.1	1%	1,261.6	1,250.5	1%

Expenses

Cost of services provided	(332.3)	(335.5)	(1%)	(677.1)	(718.8)	(6%)

Gross profit	303.3	296.6	2%	584.5	531.7	10%

Selling, general & administrative expenses	(129.6)	(116.8)	11%	(259.9)	(241.5)	8%

Operating profit	173.7	179.8	(3%)	324.6	290.2	12%

Finance income	0.3	114.1	N.M.	0.5	56.1	(99%)
Net interest income and foreign exchange gain	0.3	—	N.M.	0.5	0.2	150%
Net gain on derivative financial instruments	—	114.1	N.M.	—	55.9	(100%)
Finance expenses	(116.0)	(191.6)	(39%)	(231.2)	(205.1)	13%
Net interest expense, foreign exchange loss and other finance expenses	(33.5)	(169.0)	(80%)	(152.5)	(180.5)	(16%)
Net loss on derivative financial instruments	(82.5)	—	N.M.	(78.7)	—	N.M.
Loss on extinguishment of debt	—	(22.6)	(100%)	—	(24.6)	(100%)
Net finance expense	(115.7)	(77.5)	49%	(230.7)	(149.0)	55%
Share of the result of equity accounted investees	(0.3)	0.1	N.M.	(1.4)	(0.6)	133%
Gain on disposal of assets related to a joint venture	—	—	—%	0.1	—	N.M.

Profit before income tax	57.7	102.4	(44%)	92.6	140.6	(34%)

Income tax expense	(15.7)	(23.7)	(34%)	(36.6)	(32.2)	14%

Profit for the period	42.0	78.7	(47%)	56.0	108.4	(48%)

Other comprehensive income (loss) for the period, net of income tax
Items that will not be reclassified to profit or loss
Remeasurements of defined benefit liability/(asset)	—	(6.8)	(100%)	—	(6.8)	(100%)
Deferred tax	—	2.0	(100%)	—	2.0	(100%)
Other comprehensive income for the period, net of income tax	—	(4.8)	(100%)	—	(4.8)	(100%)

Total comprehensive income for the period	42.0	73.9	(43%)	56.0	103.6	(46%)

Profit attributable to:	42.0	78.7	(47%)	56.0	108.4	(48%)
Owners of the Company	42.0	79.2	(47%)	55.9	109.1	(49%)
Non-controlling interests	—	(0.5)	(100%)	0.1	(0.7)	N.M.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2019	24

(€ in millions, except shares and per share amounts)	For the three months ended			For the six months ended
	June 30,			June 30,
	2019	2018 - restated	Change %	2019	2018 - restated	Change %
Total comprehensive income for the period, attributable to:	42.0	73.9	(43%)	56.0	103.6	(46%)
Owners of the Company	42.0	74.4	(44%)	55.9	104.3	(46%)
Non-controlling interests	—	(0.5)	(100%)	0.1	(0.7)	N.M.

Weighted average shares outstanding	109,613,988	115,066,536		110,014,822	115,247,512
Basic earnings per share	0.39	0.69	(43%)	0.51	0.95	(46%)
Diluted earnings per share	0.39	0.69	(43%)	0.51	0.95	(46%)

Revenue by Nature

Subscription revenue:
Video	143.0	144.2	(1%)	287.9	289.9	(1%)
Broadband internet	161.9	155.9	4%	323.1	309.8	4%
Fixed-line telephony	54.2	57.9	(6%)	109.8	117.2	(6%)
Cable subscription revenue	359.1	358.0	—%	720.8	716.9	1%
Mobile telephony	110.1	116.6	(6%)	217.3	226.8	(4%)
Total subscription revenue	469.2	474.6	(1%)	938.1	943.7	(1%)
Business services	50.6	46.4	9%	102.7	86.3	19%
Other	115.8	111.1	4%	220.8	220.5	—%
Total Revenue	635.6	632.1	1%	1,261.6	1,250.5	1%

Expenses by Nature

Network operating expenses	(47.6)	(43.5)	9%	(101.9)	(97.0)	5%
Direct costs (programming, copyrights, interconnect and other)	(128.3)	(126.7)	1%	(255.3)	(253.6)	1%
Staff-related expenses	(63.9)	(61.0)	5%	(128.4)	(126.1)	2%
Sales and marketing expenses	(20.9)	(21.9)	(5%)	(44.4)	(44.0)	1%
Outsourced labor and Professional services	(8.4)	(7.1)	18%	(17.4)	(14.6)	19%
Other indirect expenses	(21.2)	(34.6)	(39%)	(49.4)	(70.1)	(30%)
Restructuring charges	(0.7)	(0.3)	133%	(1.1)	(5.4)	(80%)
Operating charges related to acquisitions or divestitures	(0.2)	(1.5)	(87%)	(0.6)	(2.5)	(76%)
Share-based payments granted to directors and employees	(4.4)	1.7	N.M.	(6.9)	(1.5)	360%
Depreciation	(105.3)	(94.1)	12%	(208.8)	(216.2)	(3%)
Amortization	(42.5)	(47.7)	(11%)	(84.5)	(94.1)	(10%)
Amortization of broadcasting rights	(19.0)	(14.8)	28%	(39.0)	(34.9)	12%
Impairment of long-lived assets - Intangible assets and goodwill	—	0.2	(100%)	—	—	—%
Gain on disposal of subsidiaries	0.6	0.3	100%	1.0	1.0	—%
Impairment of long-lived assets - Property and equipment	(0.1)	(1.3)	(92%)	(0.3)	(1.3)	(77%)

Total Expenses	(461.9)	(452.3)	2%	(937.0)	(960.3)	(2%)

N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2019	25

5.2    EU IFRS condensed consolidated interim statement of cash flows (unaudited)

(€ in millions)	For the three months ended			For the six months ended
	June 30,			June 30,
	2019	2018 - restated	Change %	2019	2018 - restated	Change %

Cash flows from operating activities
Profit for the period	42.0	78.7	(47%)	56.0	108.4	(48%)
Depreciation, amortization, impairment and restructuring charges	167.0	157.7	6%	332.7	350.9	(5%)
Working capital changes and other non cash items	4.7	12.4	(62%)	102.2	46.1	122%
Income tax expense	15.7	23.7	(34%)	36.6	32.2	14%
Net interest expense, foreign exchange loss and other finance expenses	34.9	169.2	(79%)	152.5	180.5	(16%)
Net loss (gain) on derivative financial instruments	82.5	(114.1)	N.M.	78.7	(55.9)	N.M.
Loss on extinguishment of debt	—	22.6	(100%)	—	24.6	(100%)
Loss (gain) on disposal of assets related to a joint venture	—	—	—%	(0.1)	—	N.M.
Cash interest expenses and cash derivatives	(11.0)	(21.3)	(48%)	(101.1)	(62.8)	61%
Income taxes paid	(1.9)	(1.1)	73%	(158.3)	(104.9)	51%

Net cash from operating activities	333.9	327.8	2%	499.2	519.1	(4%)

Cash flows from investing activities
Purchases of property and equipment	(61.6)	(69.3)	(11%)	(134.7)	(132.2)	2%
Purchases of intangibles	(26.7)	(34.3)	(22%)	(56.2)	(72.7)	(23%)
Acquisitions of and loans to equity accounted investees	(0.7)	—	N.M.	(0.9)	—	N.M.
Acquisition of subsidiaries, net of cash acquired	(16.0)	(61.5)	(74%)	(16.0)	(61.5)	(74%)
Proceeds from sale of property and equipment	0.7	0.5	40%	1.2	1.2	—%
Proceeds from the sale of broadcasting rights for resale purposes	—	(0.6)	(100%)	—	(0.6)	(100%)

Net cash used in investing activities	(104.3)	(165.2)	(37%)	(206.6)	(265.8)	(22%)

Cash flows from financing activities
Repayments of loans and borrowings	(185.4)	(320.6)	(42%)	(379.2)	(409.8)	(7%)
Proceeds from loans and borrowings	56.9	281.8	(80%)	211.2	315.3	(33%)
Repurchase of own shares	(50.7)	(2.0)	2,435%	(101.1)	(28.0)	261%
Sale of own shares	37.6	3.9	864%	43.8	4.2	943%
Payments for debt issuance costs	—	(23.2)	(100%)	—	(25.4)	(100%)
Other financing activities (incl. finance leases)	4.5	(12.1)	(137%)	(16.0)	(22.2)	(28%)

Net cash used in financing activities	(137.1)	(72.2)	90%	(241.3)	(165.9)	45%

Net increase in cash and cash equivalents
Cash at beginning of period	47.2	36.1	31%	88.2	39.1	126%
Cash at end of period	139.7	126.5	10%	139.5	126.5	10%

Net cash generated	92.5	90.4	2%	51.3	87.4	(41%)

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2019	26

(€ in millions)	For the three months ended			For the six months ended
	June 30,			June 30,
	2019	2018 - restated	Change %	2019	2018 - restated	Change %

Adjusted Free Cash Flow
Net cash from operating activities	333.9	327.8	2%	499.2	519.1	(4%)
Cash payments for direct acquisition and divestiture costs	0.1	1.2	(92%)	0.3	1.9	(84%)
Expenses financed by an intermediary	56.9	35.3	61%	116.2	68.8	69%
Purchases of property and equipment	(61.6)	(69.3)	(11%)	(134.7)	(132.2)	2%
Purchases of intangibles	(26.7)	(34.3)	(22%)	(56.2)	(72.7)	(23%)
Principal payments on amounts financed by vendors and intermediaries	(96.6)	(68.4)	41%	(180.1)	(103.9)	73%
Principal payments on capital leases (excluding network-related leases assumed in acquisitions)	(12.1)	(1.3)	831%	(25.4)	(2.3)	1,004%
Principal payments on post acquisition additions to network leases	(6.8)	(5.7)	19%	(12.6)	(10.4)	21%

Adjusted Free Cash Flow	187.1	185.3	1%	206.7	268.3	(23%)

N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2019	27

5.3    EU IFRS condensed consolidated interim statement of financial position (unaudited)

(€ in millions)	June 30,	December 31,	Change
	2019	2018 - restated

ASSETS
Non-current Assets:
Property and equipment	2,381.6	2,230.8	150.8
Goodwill	1,874.7	1,807.8	66.9
Other intangible assets	841.5	753.5	88.0
Deferred tax assets	280.6	247.1	33.5
Investments in and loans to equity accounted investees	15.6	67.3	(51.7)
Other investments	5.9	5.0	0.9
Derivative financial instruments	25.3	6.0	19.3
Trade receivables	0.1	0.9	(0.8)
Other assets	14.9	17.3	(2.4)
Total non-current assets	5,440.2	5,135.7	304.5

Current Assets:
Inventories	29.1	28.0	1.1
Trade receivables	219.8	201.9	17.9
Other current assets	147.2	142.7	4.5
Cash and cash equivalents	139.5	88.2	51.3
Derivative financial instruments	62.5	62.8	(0.3)
Total current assets	598.1	523.6	74.5

TOTAL ASSETS	6,038.3	5,659.3	379.0

EQUITY AND LIABILITIES
Equity:
Share capital	12.8	12.8	—
Share premium and other reserves	764.0	799.9	(35.9)
Retained loss	(2,401.8)	(2,446.0)	44.2
Remeasurements	(16.5)	(16.5)	—
Total equity attributable to owners of the Company	(1,641.5)	(1,649.8)	8.3
Non-controlling interests	23.1	22.9	0.2
Total equity	(1,618.4)	(1,626.9)	8.5

Non-current Liabilities:
Loans and borrowings	5,286.7	5,161.0	125.7
Derivative financial instruments	319.9	211.3	108.6
Deferred revenue	2.4	2.9	(0.5)
Deferred tax liabilities	168.3	163.4	4.9
Other liabilities	90.5	74.4	16.1
Total non-current liabilities	5,867.8	5,613.0	254.8

Current Liabilities:
Loans and borrowings	584.7	504.1	80.6
Trade payables	245.9	184.7	61.2
Accrued expenses and other current liabilities	575.8	535.3	40.5
Deferred revenue	120.5	101.3	19.2
Derivative financial instruments	72.0	64.3	7.7
Current tax liability	190.0	283.5	(93.5)
Total current liabilities	1,788.9	1,673.2	115.7

Total liabilities	7,656.7	7,286.2	370.5

TOTAL EQUITY AND LIABILITIES	6,038.3	5,659.3	379.0

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2019	28

(1)
For purposes of calculating rebased growth rates on a comparable basis for the six months ended June 30, 2019, we have adjusted our historical revenue and Adjusted EBITDA to include (i) the pre-acquisition revenue and Adjusted EBITDA of Nextel (fully consolidated since May 31, 2018), (ii) the pre-acquisition revenue and Adjusted EBITDA of De Vijver Media (fully consolidated since June 3, 2019) and (iii) the impact of IFRS 16 (applied as of January 1, 2019) in our rebased amounts for the six months ended June 30, 2018 to the same extent that the revenue and Adjusted EBITDA of such entity is included in our results for the six months ended June 30, 2019. We have reflected the revenue and Adjusted EBITDA of Nextel and De Vijver Media in our 2018 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between our accounting policies and those of the acquired entities, (b) any significant effects of acquisition accounting adjustments, and (c) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and Adjusted EBITDA of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. In addition, the rebased growth percentages are not necessarily indicative of the revenue and Adjusted EBITDA that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and Adjusted EBITDA that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance.

(2)
EBITDA is defined as profit before net finance expense, the share of the result of equity accounted investees, income taxes, depreciation, amortization and impairment. Adjusted EBITDA is defined as EBITDA before stock-based compensation, post measurement period adjustments related to business acquisitions and restructuring charges, and before operating charges or credits related to successful or unsuccessful acquisitions or divestitures. Operating charges or credits related to acquisitions or divestitures include (i) gains and losses on the disposition of long-lived assets, (ii) due diligence, legal, advisory and other third-party costs directly related to the Company’s efforts to acquire or divest controlling interests in businesses, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Adjusted EBITDA is an additional measure used by management to demonstrate the Company’s underlying performance and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure. A reconciliation of this measure to the most directly comparable EU IFRS measure is disclosed in Exhibit 1 on page 13.

(3)
Accrued capital expenditures are defined as additions to property, equipment and intangible assets, including additions from capital leases and other financing arrangements, as reported in the Company’s consolidated statement of financial position on an accrued basis.

(4)
Operating Free Cash Flow (“OFCF”) is defined as Adjusted EBITDA minus accrued capital expenditures as reported in the Company’s consolidated financial statements. Accrued capital expenditures exclude the recognition of football broadcasting rights and mobile spectrum licenses.

(5)
Adjusted Free Cash Flow is defined as net cash provided by the Company’s operating activities, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and divestitures and (ii) expenses financed by an intermediary, less (i) purchases of property and equipment and purchases of intangibles as reported in the Company's consolidated statement of cash flows, (ii) principal payments on amounts financed by vendors and intermediaries, (iii) principal payments on capital leases (exclusive of network-related leases that were assumed in acquisitions), and (iv) principal payments on post acquisition additions to network leases, each as reported in the Company’s consolidated statement of cash flows. Adjusted Free Cash Flow is an additional measure used by management to demonstrate the Company’s ability to service debt and fund new investment opportunities and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure.

(6)
Basic Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives Telenet's video service over the Combined Network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that Telenet uses to provide its enhanced service offerings. Telenet counts Revenue Generating Unites (“RGUs”) on a unique premises basis. In other words, a subscriber with multiple outlets in one premise is counted as one RGU and a subscriber with two homes and a subscription to Telenet's video service at each home is counted as two RGUs.

(7)
Enhanced Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives Telenet's video service over the Combined Network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers are counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives Telenet's video service in one premise is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As Telenet migrates customers from basic to enhanced video services, Telenet reports a decrease in its Basic Video Subscribers equal to the increase in Telenet's Enhanced Video Subscribers.

(8)	Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over the Combined Network.

(9)
Fixed-line Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives fixed-line voice services over the Combined Network. Fixed-line telephony Subscribers exclude mobile telephony subscribers.

(10)
Telenet's mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset

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and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from Telenet's mobile telephony subscriber counts after a 90-day inactivity period.

(11)
Customer Relationships are the number of customers who receive at least one of Telenet's video, internet or telephony services that Telenet counts as RGUs, without regard to which or to how many services they subscribe. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives Telenet's services in two premises (e.g. a primary home and a vacation home), that individual generally will count as two Customer Relationships. Telenet excludes mobile-only customers from Customer Relationships.

(12)
Average Revenue Per Unit (“ARPU”) refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding mobile services, Business-to-Business ("B2B") services, interconnect, channel carriage fees, mobile handset sales and installation fees) for the indicated period, by the average of the opening and closing balances for customer relationships for the period.

(13)
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to the Combined Network without materially extending the distribution plant. Telenet's Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

(14)
RGU is separately a Basic Video Subscriber, Enhanced Video Subscriber, Internet Subscriber or Fixed-line Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to Telenet's enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, Internet and Fixed-line Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of Telenet's services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or fixed-line telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g. VIP subscribers, free service to employees) generally are not counted as RGUs. Telenet does not include subscriptions to mobile services in its externally reported RGU counts.

(15)
Customer Churn represents the rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from Telenet and is required to return Telenet's equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection is not considered to be disconnected for purposes of Telenet's churn calculations. Customers who move within Telenet's cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

(16)
Telenet's ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscribers in service and is calculated by dividing the average monthly mobile subscription revenue (excluding activation fees, handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Telenet's ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

(17)
Net total leverage is defined as the sum of all of the Company's short-term and long-term liabilities minus cash and cash equivalents ("Net Total Debt"), as recorded in the Company's statement of financial position, divided by the last two quarters' Consolidated Annualized EBITDA.

(18)
Net covenant leverage is calculated as per the 2018 Amended Senior Credit Facility definition, using Net Total Debt, excluding (i) subordinated shareholder loans, (ii) capitalized elements of indebtedness under the Clientele and Annuity Fees, (iii) any finance leases entered into on or prior to August 1, 2007, (iv) any indebtedness incurred under the network lease entered into with the pure intermunicipalities and (v) any vendor financing-related liabilities, divided by last two quarters’ Consolidated Annualized EBITDA including certain unrealized cost synergies related to the BASE and SFR Belux acquisitions.

Investor & Analyst call – Telenet will host a video webcast and conference call for institutional investors and analysts on August 1, 2019 at 3:00pm CET, For details and webcast links, please visit: https://investors.telenet.be.

Contacts

Investor Relations:	Rob Goyens	rob.goyens@telenetgroup.be	Phone: +32 15 333 054
	Bart Boone	bart.boone@telenetgroup.be	Phone: +32 15 333 699
	Dennis Dendas	dennis.dendas@telenetgroup.be	Phone: +32 15 332 142
Press & Media Relations:	Stefan Coenjaerts	stefan.coenjaerts@telenetgroup.be	Phone: +32 15 335 006

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About Telenet – As a provider of entertainment and telecommunication services in Belgium, Telenet Group is always looking for the perfect experience in the digital world for its customers. Under the brand name Telenet, the company focuses on offering digital television, high-speed Internet and fixed and mobile telephony services to residential customers in Flanders and Brussels. Under the brand name BASE, it supplies mobile telephony in Belgium. The Telenet Business department serves the business market in Belgium and Luxembourg with connectivity, hosting and security solutions. More than 3,000 employees have one aim in mind: making living and working easier and more pleasant. Telenet Group is part of Telenet Group Holding NV and is quoted on Euronext Brussel under ticker symbol TNET. For more information, visit www.telenet.be. Liberty Global - the world's largest international TV and broadband company, investing, innovating and empowering people in more than 10 countries across Europe to make the most of the digital revolution – owns a direct stake of 57.3% in Telenet Group Holding SA/NV (excluding any treasury shares held by the latter from time to time).

Additional Information – Additional information on Telenet and its products can be obtained from the Company’s website https://www.telenet.be. Further information regarding the operating and financial data presented herein can be downloaded from the investor relations pages of this website. The Company’s Consolidated Annual Report 2018 as well as unaudited condensed consolidated interim financial statements and presentations related to the financial results for the six months ended June 30, 2019 have been made available on the investor relations pages of the Company’s website (https://investors.telenet.be).

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995 – Various statements contained in this document constitute “forward-looking statements” as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements related to our financial and operational outlook; future growth prospects;, strategies; product, network and technology launches and expansion and the anticipated impact of acquisitions on our combined operations and financial performance, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations; potential adverse competitive, economic or regulatory developments; our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our ability to generate cash sufficient to service our debt; interest rate and currency exchange rate fluctuations; the impact of new business opportunities requiring significant up-front investments; our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to maintain contracts that are critical to our operations; our ability to respond adequately to technological developments; our ability to develop and maintain back-up for our critical systems; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations; our ability to make value-accretive investments; and our ability to sustain or increase shareholder distributions in future periods. We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Financial Information – The consolidated annual financial statements of Telenet Group Holding as of and for the year ended December 31, 2018 have been prepared in accordance with EU IFRS unless otherwise stated and have been made available on the Company’s website.

Non-GAAP measures –Adjusted EBITDA, Operating Free Cash Flow and Adjusted Free Cash Flow are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission’s Regulation G. For related definitions and reconciliations, see the Investor Relations section of the Liberty Global plc website (https://www.libertyglobal.com). Liberty Global plc is the Company’s controlling shareholder.

This document has been released on August 1, 2019 at 7:00am CET